UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report  -  July 27, 2017
(Date of earliest event reported)

BEMIS COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin 54957-0669
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (920) 527-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 27, 2017, Bemis Company, Inc. issued a press release containing its financial results for the second quarter ended June 30, 2017, a copy of which is furnished as Exhibit 99 to this report.  Earnings guidance for 2017 for Bemis Company, Inc. is included with this press release and will be available during the regular earnings release conference call scheduled for Thursday, July 27, 2017, at 10:00 a.m. (ET). Individuals may listen to the call on the Internet at www.bemis.com under “Investors.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Use of Non-GAAP Financial Measures

The documents furnished as exhibits to this report contain certain non-GAAP financial measures, including:

•Diluted earnings per share as adjusted

•Organic sales growth (decline)

•Adjusted return on invested capital

•Net debt to adjusted EBITDA
•Adjusted EBITDA
•Net debt

Each of these measures excludes from the most directly comparable GAAP measures the impact of certain items.  Management believes these adjusted measures are useful to investors because they assist an investor’s understanding of the impact of these items on the comparability of the Company’s operations from year-to-year.  Excluding the impact of these items also enables investors to compare our underlying operational results and trends before other charges and income items that are considered by management as not related to the Company’s core operations.  Management uses these adjusted measures to monitor and evaluate operating performance and also for internal planning purposes.  These measures are subject to certain limitations because they do not reflect all charges, income, or other items that were actually recognized by the Company in accordance with GAAP.  As a result, investors should consider these non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures presented in accordance with GAAP.  In addition, these adjusted measures may not be calculated in the same manner as adjusted measures presented by other companies.

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

As previously disclosed, on June 30, 2017, the Company issued a press release announcing a restructuring and cost savings plan to improve efficiency and profitability that further positions the Company for long-term success. The Company has definitive plans to close two manufacturing facilities and is evaluating opportunities to consolidate additional facilities. In addition, the Company will reduce its administrative support cost structure to align with the current business environment. In connection with the multi-year initiative, the Company estimates a reduction of 5 percent of the global administrative workforce, or 300 positions.
The Company is targeting an annual savings run rate of $55-$60 million by 2019, before taxes, from the restructuring and cost savings plan. The Company expects to incur restructuring expenses of $65-$75 million and other plan-related costs of $10-$15 million, with an additional $25-$30 million capital investment related to executing the restructuring plan.
Based on current estimates and actual charges to date related to the initial steps of the plan, the Company expects total pre-tax restructuring costs of approximately $35-$38 million, which includes $17-$19 million in employee termination costs, approximately $12 million in fixed asset related costs and $6-$7 million in other project costs, including the movement and re-installation of equipment. Plant closings related to the initial steps of the plan are expected to be completed by the end of 2018. Cash payments related to the initial steps of the plan are estimated at approximat ely $25 million, with cash payments in 2017 expected to be approximately $3-$4 million. Savings from the initial steps of the plan are estimated at $30 million when fully implemented.
Further information regarding the 2017 plan will be disclosed as complete program details are finalized.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d).                             The July 27, 2017, Bemis Company, Inc. press release for the second quarter ended June 30, 2017, is furnished as Exhibit 99 to this report.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Michael B. Clauer	By	/s/ Jerry S. Krempa
Michael B. Clauer, Senior Vice President and Chief Financial Officer		Jerry S. Krempa, Vice President and Chief Accounting Officer

Date	July 27, 2017	Date	July 27, 2017

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